Exhibit 99.1

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2015
(In thousands)

	Enviva Partners, LP as Reported	Enviva Pellets Southampton, LLC(a)	Pro Forma Adjustments (d)	Enviva Partners, LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$75,157	$6,271	$(79,536)	$1,892
Accounts receivable, net	44,464	87	—	44,551
Related party receivable	652	2,449	(2,486)	615
Inventories	25,366	4,194	(257)	29,303
Prepaid expenses and other current assets	2,808	155	—	2,963
Total current assets	148,447	13,156	(82,279)	79,324
Property, plant and equipment, net	321,639	90,052	—	411,691
Intangible assets, net	3,505	—	—	3,505
Goodwill	85,615	—	—	85,615
Debt issuance costs, net	4,705	—	1,200	5,905
Other long-term assets	519	—	—	519
Total assets	$564,430	$103,208	$(81,079)	$586,559

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,975	$1,217	$—	$10,192
Related party payable	5,459	313	(2,486)	3,286
Accrued and other current liabilities	16,399	2,225	—	18,624
Deferred revenue	575	—	—	575
Current portion of long-term debt and capital lease obligations	3,072	101	315	3,488
Related party current portion of long-term debt	—	—	150	150
Total current liabilities	34,480	3,856	(2,021)	36,315
Long-term debt and capital lease obligations	173,767	929	20,970	195,666
Related party long-term debt	—	—	14,700	14,700
Other long-term liabilities	1,176	85	—	1,261
Total liabilities	209,423	4,870	33,649	247,942
Commitments and contingencies
Partners’ capital:
Limited partner interests	352,004	—	—	352,004
General partner	—	98,338	(114,728)	(16,390)
Total Enviva Partners, LP partners’ capital	352,004	98,338	(114,728)	335,614
Noncontrolling partners’ interests	3,003	—	—	3,003
Total partners’ capital	355,007	98,338	(114,728)	338,617
Total liabilities and partners’ capital	$564,430	$103,208	$(81,079)	$586,559

See accompanying notes to unaudited pro forma condensed combined financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months ended September 30, 2015
(In thousands, except per unit amounts)

	Enviva Partners, LP as Reported	Enviva Pellets Southampton, LLC(b)	Pro Forma Adjustments (e)	Enviva Partners, LP Pro Forma
Product sales	$335,857	$35,973	$(35,973)	$335,857
Other revenue	4,704	—	—	4,704
Net revenue	340,561	35,973	(35,973)	340,561
Cost of goods sold, excluding depreciation and amortization	279,858	28,789	(35,635)	273,012
Depreciation and amortization	21,587	2,545	(80)	24,052
Total cost of goods sold	301,445	31,334	(35,715)	297,064
Gross margin	39,116	4,639	(258)	43,497
General and administrative expenses	13,176	171	—	13,347
Income (loss) from operations	25,940	4,468	(258)	30,150
Other (expense) income:
Interest expense	(7,576)	(42)	(845)	(8,463)
Related party interest expense	(1,097)	—	(502)	(1,599)
Early extinguishment of debt	(4,699)	—	—	(4,699)
Other (expense) income	24	65	1	90
Total other (expense) income, net	(13,348)	23	(1,346)	(14,671)
Net income (loss) before income tax expense	12,592	4,491	(1,604)	15,479
Income tax expense	2,657	—	—	2,657
Net income (loss)	9,935	4,491	(1,604)	12,822
Less net loss attributable to noncontrolling partners’ interests	30	—	—	30
Net income (loss) attributable to Enviva Partners, LP	$9,965	$4,491	$(1,604)	$12,852
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$(2,132)	$—	$—	$(2,132)
Less: Pre-acquisition income from operations of Enviva Pellets Southampton, LLC Drop-Down allocated to General Partner	—	4,491	(1,604)	2,887
Enviva Partners, LP limited partners’ interest in net income from May 4, 2015 to September 30, 2015	$12,097	$—	$—	$12,097

Net income per limited partner common unit:
Basic	$0.51			$0.51
Diluted	$0.50			$0.50

Net income per subordinated unit:
Basic	$0.51			$0.51
Diluted	$0.50			$0.50

Weighted average number of limited partner units outstanding:
Common - basic	11,906			11,906
Common - diluted	12,179			12,179
Subordinated — basic and diluted	11,905			11,905

See accompanying notes to unaudited pro forma condensed combined financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Cash Flows
For the Nine Months ended September 30, 2015
(In thousands)

	Enviva Partners, LP as Reported	Enviva Pellets Southampton, LLC(c)	Pro Forma Adjustments (d) (e)	Enviva Partners, LP Pro Forma
Net income (loss)	$9,935	$4,491	$(1,604)	$12,822
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,621	2,545	(80)	24,086
Amortization of debt issuance costs and original issue discount	1,229	—	173	1,402
General and administrative expense incurred by Enviva Holdings, LP	475	—	—	475
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	2,663	—	—	2,663
Early retirement of debt obligation	4,699	—	—	4,699
Unit-based compensation expense	363	—	—	363
Other operating	(74)	—	—	(74)
Change in operating assets and liabilities:
Accounts receivable	(9,954)	(2,523)	2,485	(9,992)
Prepaid expenses and other assets	(757)	(24)	—	(781)
Inventories	(4,985)	(149)	338	(4,796)
Other long-term assets	494	—	—	494
Accounts payable, accrued liabilities and other current liabilities	13,405	932	(2,486)	11,851
Accrued interest	33	28	1,174	1,408
Deferred revenue	515	—	—	515
Net cash provided by (used in) operating activities	39,662	5,300	—	44,962
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,129)	(1,133)	—	(5,262)
Payment of acquisition related costs	(3,573)	—	—	(3,573)
Proceeds from the sale of equipment	277	—	—	277
Net cash used in investing activities	(7,425)	(1,133)	—	(8,558)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(183,183)	(47)	—	(183,230)
Cash paid related to debt issuance costs	(5,123)	—	—	(5,123)
Termination payment for interest rate swap derivatives	(146)	—	—	(146)
Release of cash restricted for debt service	11,640	—	—	11,640
IPO proceeds, net	215,050	—	—	215,050
Cash distribution to sponsor	(176,702)	—	(115,135)	(291,837)
Cash paid deferred IPO costs	(1,790)	—	—	(1,790)
Cash distribution to unitholders and equivalent rights paid	(6,159)	—	—	(6,159)
Contribution from sponsor to Enviva Pellets Southampton	—	2,151	—	2,151
Proceeds from contributions from sponsor	10,236	—	—	10,236
Proceeds from debt issuance	178,505	—	35,599	214,104
Net cash provided by (used in) financing activities	42,328	2,104	(79,536)	(35,104)
Net increase (decrease) in cash and cash equivalents	74,565	6,271	(79,536)	1,300
Cash and cash equivalents, beginning of period	592	—	—	592
Cash and cash equivalents, end of period	$75,157	$6,271	$(79,536)	$1,892

See accompanying notes to unaudited condensed consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Cash Flows
For the Nine Months ended September 30, 2015
(In thousands)

	Enviva Partners, LP as Reported	Enviva Pellets Southampton, LLC(c)	Pro Forma Adjustments (d) (e)	Enviva Partners, LP Pro Forma

Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired and included in accounts payable and accrued liabilities	$1,431	$6	$—	$1,437
Property, plant and equipment acquired under notes payable	39	—	—	39
Property, plant and equipment transferred from prepaid expenses	173	—	—	173
Property, plant and equipment transferred from inventory	146	—	—	146
Contribution of Enviva Pellets Cottondale, LLC non-cash net assets	122,529	—	—	122,529
Application of deferred IPO costs to partners’ capital	5,913	—	—	5,913
IPO costs included in accounts payable and accrued liabilities	21	—	—	21
Distributions included in liabilities	179	—	—	179
Debt issuance costs included in accrued liabilities	66	—	—	66
Conveyance of Enviva Pellets Southampton, LLC to Hancock JV	91,696	—	(91,696)	—
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	354	—	—	354
Non-cash adjustments to financed insurance and prepaid expenses	105	—	—	105
Gain on disposal included in receivables	8	—	—	8
Depreciation capitalized to inventories	409	6	80	495
Reduction of sales tax accrual against property, plant and equipment	—	73	—	73
Non-cash capital contributions from sponsor	339	—	—	339
Supplemental information:
Interest paid	$7,369	$13	$—	$7,382

See accompanying notes to unaudited condensed consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)         Basis of Presentation

The unaudited pro forma condensed combined financial statements of Enviva Partners, LP and subsidiaries (the “Partnership”) include pro forma adjustments to give effect to the transactions described below. The unaudited pro forma financial statements have been derived from the unaudited historical condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015. The unaudited pro forma condensed combined balance sheet of the Partnership is based on the unaudited historical condensed consolidated balance sheet of the Partnership as of September 30, 2015 and includes pro forma adjustments to give effect to the transactions as if they occurred on September 30, 2015. The unaudited pro forma condensed combined statement of operations and the unaudited pro forma condensed combined statement of cash flows of the Partnership are based on the unaudited historical condensed consolidated statement of operations and the unaudited historical condensed consolidated statement of cash flows of the Partnership for the nine months ended September 30, 2015 and include pro forma adjustments to give effect to the transactions as if they occurred on April 9, 2015. The unaudited pro forma condensed combined financial statements should be read in conjunction with all such historical audited and unaudited financial statements and related notes.

Contribution Agreement — Southampton Drop-Down

On December 11, 2015, the Partnership, a Delaware limited partnership and a subsidiary of Enviva Holdings, LP, a Delaware limited partnership (“Enviva Holdings”), entered into and consummated the transactions contemplated by a Contribution Agreement (the “Contribution Agreement”) with Enviva Wilmington Holdings, LLC, a Delaware limited liability company (the “Hancock JV”) that is a joint venture between Enviva Holdings, Hancock Natural Resource Group, Inc. and certain other affiliates of John Hancock Life Insurance Company. Pursuant to the Contribution Agreement, the Hancock JV contributed to Enviva, LP, a Delaware limited partnership and wholly owned subsidiary of the Partnership (“Enviva LP”), all of the issued and outstanding limited liability company interests (the “Contributed Interests”) in Enviva Pellets Southampton, LLC, a Delaware limited liability company (“Southampton”), for total consideration of $131.0 million (collectively the “Southampton Drop-Down”). Southampton owns a wood pellet production plant located in Southampton County, Virginia, capable of producing approximately 510,000 metric tons of wood pellets per year. The acquisition also included a ten-year 500,000 metric tons per year take-or-pay off-take contract and a matching ten-year shopping contract. The purchase price for the Southampton Drop-Down was financed with (a) $36.5 million aggregate principal amount of term loans under incremental facilities pursuant to the Credit Agreement (as defined below), (b) the issuance to a wholly owned subsidiary of our sponsor of 942,023 common units representing limited partner interests in the Partnership at a value of $15.92 per unit, or $15.0 million of equity proceeds, and (c) $79.5 million of cash on hand.

The Southampton Drop-Down acquisition was deemed a transaction among entities under common control and therefore the acquired assets will be recorded at historic carrying value. The Partnership will retroactively recast its historical financial statements to include the operations of Southampton as of the April 9, 2015 date of common control for accounting purposes. Southampton was owned by Enviva LP, the Partnership’s accounting predecessor, for periods prior to April 9, 2015, and was conveyed to the Hancock JV in connection with a series of reorganization transactions prior to the Partnership’s initial public offering. The effect of this recast is to present the financial results and results of operations of Southampton as if the conveyance of Southampton to the Hancock JV had never occurred.

Each of the parties to the Contribution Agreement is an indirect subsidiary of Enviva Holdings.  As a result, certain individuals, including officers and directors of Enviva Holdings GP, LLC, a Delaware limited liability company and the general partner of Enviva Holdings, and officers and directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), serve as officers and/or directors of one or more of such entities. As of the date of this Current Report on Form 8-K/A (this “Report”), Enviva Holdings indirectly owns 1,347,161 common units and 11,905,138 subordinated units of the Partnership, collectively representing a 53.5% limited partner interest in the Partnership based on the number of

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

common units and subordinated units outstanding. Through its control and ownership of the General Partner, Enviva Holdings also owns the general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

Incremental Term Credit Facilities

In order to finance a portion of the Southampton Drop-Down acquisition by the Partnership of the Contributed Interests and to pay related fees and expenses, the Partnership entered into a First Incremental Term Loan Assumption Agreement (the “Assumption Agreement”) on December 11, 2015 providing for $36.5 million aggregate principal amount of term loans under incremental facilities pursuant to its Credit Agreement dated April 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), consisting of (i) $10.0 million aggregate principal amount of Tranche A-3 term advances and (ii) $26.5 million aggregate principal amount of Tranche A-4 term advances (collectively, the “Incremental Term Credit Facilities”).  Prior to the borrowing pursuant to the Incremental Term Credit Facilities, the Credit Agreement provided for $199.5 million aggregate principal amount of senior secured credit facilities (the “Original Credit Facilities” and together with the Incremental Term Credit Facilities, the “Senior Secured Credit Facilities”), and the Partnership is permitted from time to time to request loans under incremental facilities under the Credit Agreement on terms and conditions and in the maximum aggregate principal amounts set forth therein.

The Tranche A-3 term advances are subject to the same terms and conditions as the Tranche A-1 term advances comprising the Original Credit Facilities.  The Tranche A-4 term advances are subject to the same terms and conditions as the Tranche A-2 term advances comprising the Original Credit Facilities. The Incremental Term Credit Facilities mature contemporaneously with the Original Credit Facilities in April 2020.  Borrowings under the Incremental Term Credit Facilities bear interest, at the Partnership’s option, at either a base rate plus an applicable margin or at a Eurodollar rate (with a 1.00% floor) plus an applicable margin.  The applicable margin is (i) for Tranche A-3 base rate borrowings, 3.10% through April 2017, 2.95% thereafter through April 2018 and 2.80% thereafter, and for Tranche A-3 Eurodollar rate borrowings, 4.10% through April 2017, 3.95% thereafter through April 2018 and 3.80% thereafter and (ii) 3.25% for Tranche A-4 base rate borrowings and 4.25% for Tranche A-4 Eurodollar rate borrowings.  During the continuance of an event of default, overdue amounts under the Incremental Term Credit Facilities will bear interest at 2.00% plus the otherwise applicable interest rate.

The Incremental Term Credit Facilities include customary lender and agency fees, including a 1.00% fee paid by the Partnership to the lenders under the Incremental Term Credit Facilities at the closing of the Assumption Agreement.

Interest is payable quarterly for Tranche A-3 and Tranche A-4 advances bearing interest at the base rate and at the end of the applicable interest period for Tranche A-3 and Tranche A-4 advances bearing interest at the Eurodollar rate. The principal amount of the Tranche A-3 advances is payable in quarterly installments of 0.50% through March 2017, 0.75% thereafter through March 2018 and 1.25% thereafter, in each case subject to a quarterly increase of 0.50% during each year if less than 75% of the aggregate projected production capacity of the Partnership’s wood pellet production plants for the two-year period beginning on January 1 of such year is contracted to be sold during such period pursuant to certain qualifying off-take contracts.  The principal amount of the Tranche A-4 advances is payable in equal quarterly installments of 0.25%. All outstanding amounts under the Senior Secured Credit Facilities will be due and the letter of credit commitments will terminate on the maturity date or upon earlier prepayment or acceleration.

(2)         Pro Forma Adjustments and Assumptions

The pro forma adjustments described below are based upon currently available information and certain estimates and assumptions. The actual effect of the transactions ultimately may differ from the pro forma adjustments included herein. However, management believes that the assumptions used to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions as currently contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Partnership. The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had completed the transactions on the dates indicated or that could be achieved in the future.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements reflect the following adjustments:

(a)         Reflects the carrying value of assets and liabilities of Southampton at September 30, 2015 obtained by the Partnership as a result of the Southampton Drop-Down acquisition from the Hancock JV. The acquisition will be accounted for as a transfer of entities under common control and reflected as an increase in partners’ capital.

(b)         To reflect the operating results for Southampton for the period April 10, 2015 through December 11, 2015. Southampton results of operations for the period January 1, 2015 through April 9, 2015 are included in the Partnership’s unaudited historical condensed consolidated financial statements included in Enviva Partners, LP’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, as originally reported.

(c)          To reflect the cash flows for Southampton for the period April 10, 2015 through December 11, 2015. Southampton cash flows for the period January 1, 2015 through April 9, 2015 are included in the Partnership’s unaudited historical condensed consolidated financial statements included in Enviva Partners, LP’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, as originally reported.

(d)         Reflects the Partnership’s net proceeds of $36.1 million from borrowings under the incremental facilities, of which $14.9 million was recorded as related party debt and the distribution of $115.5 million of cash to the sponsor for the Southampton Drop-down. Also reflects the elimination of receivables recorded by Southampton related to the sale of pellets to the Partnership and the elimination of payables recorded relating to purchases of pellets under the terms of a Master Biomass Purchase and Sale Agreement (the “Biomass Purchase Agreement”) pursuant to which the Hancock JV sold to the Partnership, at a fixed price per metric ton, wood pellets initially sourced from the production at the Southampton plant. The purchased wood pellets from the Hancock JV were sold to the Partnership’s customers under existing off-take contracts. Also reflects an adjustment to the carrying value of ending inventory by the Partnership to reflect the elimination of any intercompany profit and other intercompany transactions.

(e)          Reflects the elimination of revenues recorded by Southampton relating to the pellet sales to the Partnership at a fixed price of $150 per MT and the elimination of expenses recorded by the Partnership relating to pellet purchases at a fixed price of $150 per MT for the period April 9, 2015 through September 30, 2015 under the terms of the Biomass Purchase Agreement. The price of the wood pellets purchased was fixed on a per unit basis during the term of the purchase agreement. Also reflects the accrual of $0.7 million of interest expense and $0.5 million of related party interest expense for the period April 9, 2015 through September 30, 2015 related to $36.5 million of principal under the incremental borrowings and interest expense related to the amortization of original issue discount and debt issuance costs of $0.2 million for the period April 9, 2015 through September 30, 2015. The unaudited pro forma condensed combined statement of cash flows also reflects the distribution of $115.5 million of cash to the Partnership’s sponsor in connection with the Southampton Drop-Down.

(3)         Pro Forma Net Income Per Limited Partner Unit

Net income per unit applicable to common units and to subordinated units is computed by dividing the respective limited partners’ interest in net income by the weighted-average number of common units and subordinated units, respectively, outstanding for the period. Because the Partnership has more than one class of participating securities, the two-class method is applied when calculating the net income per unit applicable to limited partners. The classes of participating securities include common units, subordinated units, and incentive distribution rights.

The pro forma basic and diluted net income per limited partner unit is determined by dividing the limited partners’ interests in pro forma net income by the number of average common and subordinated units outstanding for the period.